Seymour Holtzman, age 72, has been involved in the retail business for over 30 years. Since April of 2000, Mr. Holtzman has been a director and Chairman of the Board of Casual Male Retail Group, Inc.
(NASDAQ: "CMRG"). For many years, he has been the President and Chief Executive Officer of Jewelcor,
Inc., a former New York Stock Exchange listed company that operated a chain of retail stores. From 1986 to 1988, Mr. Holtzman was Chairman of the Board and Chief Executive Officer of Gruen Marketing Corporation, an American Stock Exchange listed company involved in the nationwide distribution of watches. For at least the last five years, Mr. Holtzman has operated
Jewelcor Management, Inc., a private company primarily engaged in investment and management services, and C.D. Peacock, Inc., a Chicago,
Illinois retail jewelry establishment. Mr. Holtzman is currently the Chief Executive Officer and Co-Chairman of the Board of George Foreman
Enterprises, Inc. (OTCBB: "GFME.OB"), formerly
MM Companies, Inc. Mr. Holtzman is also a director of Home Decor Products, Inc., a privately held internet retailer specializing in luxury brands for the home.

Dennis R. Hernreich, age 51, has been Executive Vice
President, Chief Operating Officer, Chief Financial
Officer and Treasurer of Casual Male Retail Group, Inc.
(NASDAQ: "CMRG") since September of 2002, which is his present principal occupation. Mr. Hernreich joined Casual Male on September 5, 2000 as its Senior Vice
President, Chief Financial Officer and Treasurer. Prior to joining Casual Male, from 1996 through 1999 Mr. Hernreich held the position of Senior Vice President and Chief
Financial Officer of Loehmann's Inc., a national retailer of women's apparel that is one of the largest off-price woman's apparel companies. From 1999 to August 2000, Mr. Hernreich was Senior Vice President and Chief Financial Officer of Pennsylvania Fashions, Inc., a 275-store retail outlet chain operating under the name Rue 21. Mr. Hernreich is a CPA and a graduate from the University of Illinois, where he received a Bachelor of Science degree in Accounting.

Efrem Gerszberg, age 33, has been the President of George
Foreman Enterprises, Inc. (OTCBB: "GFME.OB") since May of
2004, which is his present principal occupation, and has served as a member of its Board of Directors since August
15, 2005. Since its inception in 1993, Mr. Gerszberg has served on the Board of Directors and Strategic Advisory
Panel of Ecko Unlimited, a privately held young men's apparel company. Mr. Gerszberg is also a member of the Board of Directors of Whitehall Jewellers, Inc. (OTC:
"JWLR.PK"). Mr. Gerszberg earned his Juris Doctor degree from Rutgers University
School of Law.